Exhibit 10.1

SEVENTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

This Seventh Amendment to Amended and Restated Credit Agreement (hereinafter referred to as the “Amendment”) executed as of May 20, 2009 by and among Clayton Williams Energy, Inc., a Delaware corporation (“CWEI”), Southwest Royalties, Inc. (successor by merger to CWEI-SWR, Inc.), a Delaware corporation (“SWR”, and together with CWEI and each of their respective successors and permitted assigns, the “Borrowers” and each a “Borrower”), Warrior Gas Co., a Texas corporation (“Warrior”), CWEI Acquisitions, Inc. a Delaware corporation (“CWEI Acquisitions”), Romere Pass Acquisition L.L.C., a Delaware limited liability company (“Romere”), CWEI Romere Pass Acquisition Corp., a Delaware corporation (“Romere Corp”), Blue Heel Company, a Delaware corporation (“Blue Heel”), and Tex-Hal Partners, Inc., a Delaware corporation (“Tex-Hal,” and together with Warrior, CWEI Acquisitions, Romere, Romere Corp and Blue Heel and each of their successors and permitted assigns, the “Guarantors” and each a “Guarantor”), JPMorgan Chase Bank, N.A. (successor by merger to Bank One, N.A. (Illinois)), a national banking association (“JPMorgan Chase”), each of the financial institutions which is a party hereto (as evidenced by the signature pages to this Amendment) or which may from time to time become a party to the Agreement pursuant to the provisions of Section 14.3 thereof or any successor or permitted assignee thereof (hereinafter collectively referred to as “Lenders”, and individually, “Lender”), JPMorgan Chase, as Administrative Agent (in its capacity as Administrative Agent and together with its successors in such capacity, “Administrative Agent”).  Capitalized terms used but not defined in this Amendment have the meanings assigned to such terms in that certain Amended and Restated Credit Agreement dated as of May 21, 2004, by and among Borrowers, Guarantors, Administrative Agent and Lenders (as amended, supplemented or otherwise modified from time to time, the “Agreement”).

WITNESSETH:

WHEREAS, the Borrowers and the Guarantors have requested, among other things, that the Lenders (or at least the required percentage thereof) amend certain provisions of the Agreement; and

WHEREAS, the Administrative Agent and the Lenders have agreed to do so on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Borrowers, the Guarantors, the Administrative Agent and the Lenders, hereby agree as follows:

SECTION 1.     Amendments to the Agreement.  Subject to the satisfaction or waiver in writing of each condition precedent set forth in Section 3 hereof, and in reliance on the representations, warranties, covenants and agreements contained in this Amendment, the Agreement shall be amended in the manner provided in this Section 1.

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1.1     Amended Definitions.  Article I of the Agreement shall be and it hereby is amended by amending and restating the following definition to read in its entirety as follows:

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus one-half of one percent (½ of 1%) and (iii) the LMIR on such day plus 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LMIR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LMIR, respectively.

“Obligations” means all obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the LC Issuer, the Lenders or any of them and the Lender Counterparties, under any Loan Document or Rate Management Transaction (including with respect to Rate Management Transactions with any Person that was a Lender Counterparty at the time such Credit Party entered into such Rate Management Transactions regardless of whether such Person is no longer a Lender Counterparty), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), all Cash Management Obligations, all Reimbursement Obligations, payments for early termination of Rate Management Transactions, fees, expenses, indemnification or otherwise.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of CWEI.  Notwithstanding the foregoing, until the date on which CWEI makes the Larclay Investment in accordance with Section 8.15(viii), the term “Subsidiary” shall not include Larclay.

1.2     Additional Definitions.  Article I of the Agreement shall be and it hereby is amended by adding the following definition in the correct alphabetical order:

“Cash Collateral Account” means a segregated deposit account with, and in the name of, the Administrative Agent, for the benefit of the Lenders, established and maintained for the deposit of cash collateral required under or in connection with this Agreement and the other Loan Documents.

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“Cash Management Obligations” means with respect to any Credit Party, any obligations of such Credit Party owed to any Lender (or any Affiliate of any Lender) in respect of treasury management arrangements, depositary or other cash management services, including commercial credit card and merchant card services.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of the Reimbursement Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute, (c) notified the Borrowers, the Administrative Agent, the LC Issuer or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Larclay Credit Agreement” means that certain Term Loan and Security Agreement, dated as of April 21, 2006, among Larclay LP, the lenders from time to time party thereto and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as administrative agent, as amended from time to time.

“Larclay Investment” is defined in Section 8.15(viii)(b).

“LMIR” means, for any day, the applicable British Bankers’ Association LIBOR rate as reported by any generally recognized financial information service as of 11:00 a.m. (London time) for one month Dollar deposits on such day, or if such day is not a Business Day, then the immediately preceding Business Day, provided that, if no such British Bankers’ Association LIBOR rate is available to the Administrative Agent, the applicable LMIR shall instead be the rate determined by the Administrative Agent to be the rate at which the Administrative Agent or one of its Affiliate banks offers to place one month Dollar deposits with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) on such day, in the approximate amount of the relevant Loan.

1.3     Collateral Account.  Section 2.19.11 of the Agreement shall be and it hereby is amended in its entirety to read as follows:

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2.19.11  Cash Collateralization.

(a)           If any Default or Unmatured Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders having a combined Pro Rata Share of LC Obligations representing greater than sixty-six and two-thirds percent (66-2/3%) of the total LC Obligations) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in the Cash Collateral Account an amount in cash equal to the total LC Obligations as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Default with respect to the Borrower described in Section 9.5 or Section 9.6.

(b)           Deposits in the Cash Collateral Account made pursuant to the foregoing paragraph (a) and Section 2.25 shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement and the Borrowers hereby grant a security interest in such cash and each deposit account into which such cash is deposited and all proceeds, including cash and non-cash proceeds of the foregoing, to secure the Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Cash Collateral Account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the LC Issuer for unpaid Reimbursement Obligations and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders having a combined Pro Rata Share of LC Obligations representing sixty-six and two-thirds percent (66-2/3%) or more of the total LC Obligations), be applied to satisfy other Obligations and to the extent any excess remains after payment in full in cash of all Obligations and the termination of all Commitments, such excess shall be released to the Borrowers.

(c)           If the Borrowers are required to provide cash collateral pursuant to paragraph (a) above or Section 2.25, the amount of such cash collateral (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after (i) in the case of cash collateral provided pursuant to paragraph (a) above, all Defaults and Unmatured Defaults have been cured or waived and (ii) in the case of cash collateral provided pursuant to Section 2.25, the applicable Defaulting Lender is no longer a Defaulting Lender.

1.4     Replacement of Lender.  Section 2.22 of the Agreement shall be and it hereby is amended in its entirety to read as follows:

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2.22           Replacement of Lender.  In the event that (i) any Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3 (any Lender so affected an “Affected Lender”), (ii) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions of this Agreement or any other Loan Document as contemplated by Section 10.2, the consent of  Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required has not been obtained or (iii) any Lender is a Defaulting Lender; then, the Borrowers may elect to replace such Affected Lender, Non-Consenting Lender or Defaulting Lender (a “Terminated Lender”) as a Lender party to this Agreement, provided that, with respect to the replacement of an Affected Lender, no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with the replacement of any Terminated Lender, (x) another financial institution or other entity which is reasonably satisfactory to the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Terminated Lender pursuant to an assignment substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Terminated Lender to be terminated as of such date and to comply with the requirements of Section 14.3 applicable to assignments, and (y) the Borrowers shall pay to such Terminated Lender in same day funds on the day of such replacement (A) all amounts that are due to such Terminated Lender pursuant to Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Terminated Lender been prepaid on such date rather than sold to the replacement Lender.  The Lenders agree that a Terminated Lender will not be entitled to receive liquidated damages pursuant to Section 2.7 as a result of its assignment under this Section 2.22.  A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment cease to apply or, in the case of a Defaulting Lender, such Lender is no longer a Defaulting Lender.

1.5     Defaulting Lenders. The following shall be and it hereby is added to the end of Article II as Section 2.25 of the Agreement:

2.25  Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           if any LC Obligations exist at the time a Lender is a Defaulting Lender, the Borrowers shall within one (1) Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s Pro Rata Share of the LC Obligations in accordance with procedures set forth in Section 2.19.11 for so long as such LC Obligations are outstanding;

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(b)           the LC Issuer shall not be required to issue, amend or increase any Facility LC unless it is satisfied that cash collateral will be provided by the Borrowers in accordance with Section 2.25(a); and

(c)           all cash collateral provided by the Borrowers in accordance with Section 2.25(a) shall be deposited in the Cash Collateral Account.

1.6     Indebtedness. Clause (xii) of Section 8.11 of the Agreement shall be and it hereby is amended in its entirety to read as follows:

(xii)           Until the date Larclay becomes a Subsidiary, Indebtedness of CWEI consisting of an unsecured guarantee of Indebtedness for borrowed money of Larclay, in an aggregate amount at any time outstanding not to exceed the lesser of (a) $15,795,000 and (b) the maximum committed amount of the obligations so guaranteed by CWEI in accordance with the terms of such guarantee as in effect on the Sixth Amendment Effective Date or as otherwise amended or modified to the extent permitted under Section 8.18.

1.7     Sale of Larclay Assets.  The following shall be and it hereby is added to the end of Section 8.14 of the Agreement:

(iv)           Sales by Larclay of its assets to the extent such assets were owned by Larclay on the date it became a Subsidiary.

1.8     Investments in Larclay. Clause (viii) of Section 8.15 of the Agreement shall be and it hereby is amended in its entirety to read as follows:

(viii)                      (a) Investments by CWEI in Larclay made on or prior to the Sixth Amendment Effective Date in an aggregate amount not exceeding $12,600,000 and (b) a one-time additional Investment made by CWEI in Larclay as a single transaction at any time during the period beginning on May 20, 2009 and ending on December 31, 2009 in an aggregate amount not exceeding the sum of (1) the total obligations owed by CWEI under the Larclay Drilling Contract as of the date of such Investment, plus (2) the aggregate amount of Indebtedness of CWEI pursuant to its unsecured guarantee of Indebtedness for borrowed money of Larclay to the extent permitted under Section 8.11(xii) as of the date of such Investment, plus (3) $3,000,000 (the “Larclay Investment”); provided that, with respect to the immediately foregoing clause (b), on the date the Larclay Investment is made, (1) no Default or Unmatured Default shall have occurred and be continuing or would be caused thereby, (2) both immediately before and after giving effect to such Investment, the Available Aggregate Commitment is not less than 30% of the Borrowing Base then in effect, (3) all proceeds of such Investment are immediately used to pay in full all Indebtedness of Larclay under the Larclay Credit Agreement, (4) Larclay shall have executed and delivered to the Administrative Agent a Joinder Agreement, Guaranty and a security agreement in form and substance satisfactory to the Administrative Agent pursuant to which Larclay grants to the Collateral Agent for the benefit of the Lenders a security interest in and to substantially all of its assets and (5) CWEI shall have executed and delivered to the Administrative

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Agent a Pledge Agreement covering all of the membership interests in Larclay GP and all of the limited partnership interests in Larclay LP.

1.9     Affiliates.  Section 8.17 of the Agreement shall be and it hereby is amended in its entirety to read as follows:

8.17           Affiliates.  No Borrower will, nor will any Borrower permit any other Credit Party to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except transactions not otherwise prohibited under this Agreement or any other Loan Document made in the ordinary course of business and pursuant to the reasonable requirements of such Credit Party’s business and upon fair and reasonable terms no less favorable to such Credit Party than such Credit Party would obtain in a comparable arms-length transaction; provided that, until the date Larclay becomes a Subsidiary, with respect to any transaction between any Credit Party and Larclay, except for the guarantee permitted by Section 8.11(xii), the Larclay Operating Agreement and the Larclay Drilling Contract, such transaction shall be subject to the prior written consent of the Required Lenders.

1.10     EBITDAX Leverage Ratio.  Section 8.22.2 of the Agreement shall be and it hereby is amended in its entirety to read as follows:

8.22.2  EBITDAX Leverage Ratio.  CWEI will not permit the ratio, determined as of the end of each Fiscal Quarter ending on the dates set forth in the table below, of (i) Consolidated Funded Indebtedness of CWEI and its Consolidated Subsidiaries to (ii) Consolidated EBITDAX of CWEI and its Consolidated Subsidiaries for the then most-recently ended four Fiscal Quarters to be greater than the maximum ratio set forth in the table below opposite such date.

Date	Maximum EBITDAX Leverage Ratio
June 30, 2009	3.50 to 1.00
September 30, 2009	3.50 to 1.00
December 31, 2009	3.50 to 1.00
March 31, 2010	3.50 to 1.00
June 30, 2010	3.50 to 1.00
September 30, 2010	3.50 to 1.00
December 31, 2010	3.50 to 1.00
March 31, 2011	3.25 to 1.00
June 30, 2011	3.25 to 1.00
September 30, 2011	3.25 to 1.00
December 31, 2011	3.25 to 1.00
March 31, 2012 and for each Fiscal Quarter ending thereafter	3.00 to 1.00

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1.11     Larclay.  Section 8.26 of the Agreement shall be and it hereby is amended in its entirety to read as follows:

8.26.        Larclay.  Notwithstanding anything to the contrary herein, and regardless of whether Larclay becomes a Subsidiary, CWEI shall cause Larclay to:

(a)           maintain its own separate books and records and bank accounts, which are and will be, in each case, separate and apart from those of any other Person;

(b)           be, and at all times hold itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate thereof), maintain and utilize separate invoices and checks bearing its own name and otherwise conduct its own business and own its own assets and correct any known misunderstanding regarding its separate identity;

(c)           maintain separate financial statements showing its assets and liabilities separate and apart from those of any other Person, not have its assets listed on the financial statements of another and file its own tax returns;

(d)           refrain from dissolving or winding up (in whole or in part) unless otherwise permitted under this Agreement;

(e)           refrain from commingling its funds or other assets with those of any Affiliate or any other Person;

(f)           refrain from maintaining its assets in such a manner that would make it costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person; and

(g)           observe all corporate formalities.

1.12     Pricing Schedule.  The Pricing Schedule attached to the Agreement shall be and it hereby is replaced with the Pricing Schedule attached to this Amendment.

1.13     Redetermined Borrowing Base.  This Amendment shall constitute a notice of the Redetermination of the Borrowing Base pursuant to Section 4.2 of the Agreement, and the Administrative Agent hereby notifies the Borrowers that, as of the date of this Amendment and until the next Redetermination, the redetermined Borrowing Base is $250,000,000.

SECTION 2.     Consent and Reaffirmation of Guarantors.  By their execution hereof, each Guarantor hereby (i) acknowledges receipt of this Amendment, (ii) consents to the Borrowers’ execution and delivery hereof; (iii) agrees to be bound hereby; (iv) affirms that nothing contained therein shall modify in any respect whatsoever its guaranty of the obligations of the Borrowers to Lenders pursuant to the terms of its Guaranty in favor of Administrative Agent and the Lenders and (v) reaffirms that its Guaranty is and shall continue to remain in full force and effect.

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SECTION 3.     Conditions.  The amendments to the Agreement contained in Section 1 of this Amendment shall be effective upon the satisfaction of each of the conditions set forth in this Section 3.

3.1     Execution and Delivery.  The Administrative Agent shall have received from the Required Lenders, the Borrower and the Guarantors, counterparts (in such number as may be requested by the Administrative Agent) of this Amendment signed on behalf of such Persons.

3.2     Representations and Warranties.  The representations and warranties of each Borrower under the Agreement, as amended by this Amendment, are true and correct in all material respects as of such date, as if then made (except to the extent that such representations and warranties relate solely to an earlier date).

3.3     No Default.  No Default or Unmatured Default shall have occurred and be continuing.

3.4     Other Documents.  The Administrative Agent shall have received such other instruments and documents incidental and appropriate to the transaction provided for herein as the Administrative Agent or its special counsel may reasonably request, and all such documents shall be in form and substance satisfactory to the Administrative Agent.

SECTION 4.     Representations and Warranties of Borrowers.  To induce the Lenders to enter into this Amendment, the Borrowers hereby represent and warrant to the Lenders as follows:

4.1     Reaffirmation of Representations and Warranties/Further Assurances.  After giving effect to the amendments herein, each representation and warranty of any Borrower or any Guarantor contained in the Agreement or in any of the other Loan Documents is true and correct in all material respects on the date hereof (except to the extent such representations and warranties relate solely to an earlier date).

4.2     Corporate Authority; No Conflicts.  The execution, delivery and performance by each Borrower and each Guarantor (to the extent a party hereto or thereto) of this Amendment and all documents, instruments and agreements contemplated herein are within each such Borrower’s or such Guarantor’s corporate or other organizational powers, have been duly authorized by necessary action, require no action by or in respect of, or filing with, any court or agency of government and do not violate or constitute a default under any provision of any applicable law or other agreements binding upon any Borrower or any Guarantor or result in the creation or imposition of any Lien upon any of the assets of any Borrower or any Guarantor except for Permitted Liens and otherwise as permitted in the Agreement.

4.3     Enforceability.  This Amendment constitutes the valid and binding obligation of each Borrower and each Guarantor enforceable in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditor’s rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general application.

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SECTION 5.     Miscellaneous.

5.1     Reaffirmation of Loan Documents and Liens.  Any and all of the terms and provisions of the Agreement and the Loan Documents shall, except as amended and modified hereby, remain in full force and effect.  Each Borrower hereby agrees that the amendments and modifications herein contained shall in no manner affect or impair the liabilities, duties and obligations of such Borrower or any Guarantor under the Agreement and the other Loan Documents or the Liens securing the payment and performance thereof.

5.2     Parties in Interest.  All of the terms and provisions of this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

5.3     Legal Expenses.  The Borrowers hereby agree, jointly and severally, to pay all reasonable fees and expenses of counsel to the Administrative Agent incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and all related documents.

5.4     Counterparts.  This Amendment may be executed in one or more counterparts and by different parties hereto in separate counterparts each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  However, this Amendment shall bind no party until the Borrowers, the Guarantors, the Lenders (or at least the requisite percentage thereof), and the Administrative Agent have executed a counterpart.  Delivery of photocopies of the signature pages to this Amendment by facsimile or electronic mail shall be effective as delivery of manually executed counterparts of this Amendment.

5.5     Complete Agreement.  THIS AMENDMENT, THE AGREEMENT, AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

5.6     Headings.  The headings, captions and arrangements used in this Amendment are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of this Amendment, nor affect the meaning thereof.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have caused this Seventh Amendment to Amended and Restated Credit Agreement to be duly executed as of the date first above written.

BORROWERS: CLAYTON WILLIAMS ENERGY, INC. a Delaware corporation By: /s/ Mel G. Riggs Mel G. Riggs, Senior Vice President
SOUTHWEST ROYALTIES, INC. a Delaware corporation By: /s/ Mel G. Riggs Mel G. Riggs, Vice President
GUARANTORS: WARRIOR GAS CO. a Texas corporation By: /s/ Mel G. Riggs Mel G. Riggs, Vice President
CWEI ACQUISITIONS, INC. a Delaware corporation By: /s/ Mel G. Riggs Mel G. Riggs, Vice President
ROMERE PASS ACQUISITION L.L.C. a Delaware limited liability company By: /s/ Mel G. Riggs Mel G. Riggs, Vice President
CWEI ROMERE PASS ACQUISITION CORP. a Delaware corporation By: /s/ Mel G. Riggs Mel G. Riggs, Vice President
BLUE HEEL COMPANY a Delaware corporation By: /s/ Mel G. Riggs Mel G. Riggs, Vice President
TEX-HAL PARTNERS, INC. a Delaware corporation By: /s/ Mel G. Riggs Mel G. Riggs, Vice President

JPMORGAN CHASE BANK, N.A., (successor by merger to Bank One, N.A. (Illinois)), as Administrative Agent and a Lender By: /s/ Elizabeth K. Johnson Name: Elizabeth K. Johnson Title: Vice President
BANK OF SCOTLAND as Co-Agent and a Lender By: Name: Julia R. Franklin Title: Assistant Vice President
UNION BANK OF CALIFORNIA, N.A. as Syndication Agent and a Lender By: /s/ Timothy Brendel Name: Timothy Brendel Title: Vice President
BNP PARIBAS as Documentation Agent and a Lender By: Name: Brian M. Malone Title: Managing Director By: Name: Courtney Kubesch Title: Vice President
FORTIS CAPITAL CORP. as a Lender By: /s/ Michele Jones Name: Michele Jones Title: Director By: /s/ Darrell Holley Name: Darrell Holley Title: Managing Director

NATIXIS (formerly Natexis Banques Populaires)
as a Lender
By:    /s/ Donovan C. Broussard
Name:   Donovan C. Broussard
Title:     Managing Director
By:    /s/ Liana Tchernysheva
Name:   Liana Tchernysheva
Title:     Director

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PRICING SCHEDULE
APPLICABLE MARGIN

Borrowing Base Usage	Applicable Margin for Floating Rate Loans	Applicable Margin for Eurodollar Loans	Applicable Margin for Commitment Fee
Greater than or equal to 90%	2.125%	3.00%	.50%
Greater than or equal to 75% and less than 90%	1.875%	2.75%	.50%
Greater than or equal to 50% and less than 75%	1.625%	2.50%	.50%
Greater than or equal to 25% and less than 50%	1.375%	2.25%	.50%
Less than 25%	1.125%	2.00%	.50%

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